Exhibit 99.1

For Immediate Release	Contact:	Melissa Andrews, ScanSource, Inc.
April 8, 2011		864.286.4425
		melissa.andrews@scansource.com

SCANSOURCE, INC. ANNOUNCES DEFINITIVE AGREEMENT TO ACQUIRE

BRAZIL’S LEADING AIDC/POS DISTRIBUTOR, CDC BRASIL

GREENVILLE, SC – ScanSource, Inc. {NASDAQ: SCSC}, the leading international value-added distributor of specialty technology products, through its wholly-owned subsidiary, ScanSource do Brasil Participações LTDA, has entered into a definitive purchase agreement with CDC Brasil, S.A., Brazil’s leading distributor of AIDC and point-of-sale solutions. CDC Brasil is a value-added distributor that sells only to resellers and offers many of the same industry-leading products that ScanSource, Inc. provides.

The experienced Brazilian management team of CDC Brasil will remain in place, becoming management of ScanSource do Brasil. This management team, which founded the company in 2003, has more than 55 years of industry experience and has grown CDC Brasil to be the leading distributor in Brazil. Current CDC Brasil president, Alexandre Conde, will be named president of ScanSource Brasil and will report to Elias Botbol, president of ScanSource Latin America.

“The Brazilian market represents a great opportunity for ScanSource. Because of Brazil’s unique business climate and high growth potential in our industry, we felt it was important for ScanSource to have an in-country presence,” said Mike Baur, CEO, ScanSource, Inc. “CDC Brasil is a perfect fit for ScanSource. They are extremely well respected by their customers and vendors, have a management culture similar to ours and are a very profitable company with great growth potential. We look forward to having Alexandre Conde and his team as part of the ScanSource, Inc. family.”

In less than eight years, CDC Brasil has grown revenue to approximately R$246,186,000 (approx. $140,400,000). CDC Brasil has more than 30 vendor partners, including Bematech, Honeywell, HP, Motorola and Zebra. The company employs approximately 200 people. Like ScanSource, CDC Brasil is committed to providing value-added services to its reseller partners, including technical support, financing, training and sales support.

“Brazil has been the missing piece in our Latin America strategy and to complete that puzzle with CDC Brasil is very exciting for us. In-country representation allows us to more easily scale, as well as manage complicated import processes, tax structures, and IT system requirements. With Brazil, we will now have full Latin America coverage,” said Botbol. “We have known Alexandre and members of his team for many years. They are by far the most successful POS and barcoding distributor in Brazil, which is a testament to their management team and employees and their commitment to two-tier distribution.”

“CDC Brasil has realized significant growth in the AIDC/POS market and, through this acquisition by ScanSource, Inc., we see opportunity for increased investment on behalf of our customers and vendor partners, as well as continued growth and expansion,” added Conde. “I have great respect for the ScanSource team and I am looking forward to leading ScanSource Brasil into a very bright future.”

The transaction is structured as an all cash share purchase with an initial cash payment and annual earn-out through June 30, 2015. Under the terms of the Agreement, ScanSource will make an initial purchase price payment of R$57,300,000 (approx. $35, 400,000) and assume working capital debt at closing. As of March 31, 2011, CDC’s debt, net of cash, was R$1,900,000 (approx. $1,200,000). The remaining purchase price paid in annual cash installments will be based upon the annual financial performance of CDC Brasil during the earn-out period. The potential total purchase consideration of the business without assuming any increase or decrease in earnings is approximately R$103,000,000 (approx. $63,600,000). ScanSource is in the process of determining the purchase accounting of this transaction and as such is not able to disclose other financial metrics at this time. Nonetheless, ScanSource believes this acquisition will be accretive to Net Income in fiscal year 2012. The transaction is subject to standard closing conditions and Brazilian regulatory approval. At closing, ScanSource do Brasil Participações LTDA will own 100% of the shares.

CDC Brasil has offices in Sao Paulo, Curitiba and Recife. For more information on ScanSource, Inc., please visit http://www.scansourceinc.com.

Safe Harbor Statement

This press release contains comments that are “forward looking” statements that involve risks and uncertainties; these statements are subject to the safe harbor created by the Private Securities Litigation Reform Act of 1995. Any number of important factors could cause actual results to differ materially from anticipated results, including, but not limited to, macroeconomic circumstances that could impact our business, such as currency fluctuations or change in capital and credit market conditions. For more information concerning factors that could cause actual results to differ from anticipated results, see the Company’s annual report on Form 10-K for the year ended June 30, 2010 filed with the Securities and Exchange Commission. You are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this press release. There can be no guarantee that the proposed acquisition of CDC Brasil will close. We undertake no obligation to make any revisions to the forward-looking statements or to reflect events or circumstances after the date of this press release.

About ScanSource, Inc.

ScanSource, Inc. {NASDAQ:SCSC} is the leading international distributor of specialty technology products, consisting of seven sales units in North America, Latin America and Europe.

ScanSource POS and Barcoding in North America, Latin America and Europe delivers AIDC and POS solutions; Catalyst Telecom in the US, and ScanSource Communications in North America and Europe, provide voice, video and converged communications equipment; and ScanSource Security in North America offers physical security solutions. Founded in 1992, the company ranks #881 on the Fortune 1000. For more information, call the toll-free sales telephone number at 800.944.2432 or visit www.scansourceinc.com.

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